As filed with the Securities and Exchange Commission on October 26,
1998
                                          Registration No.
=================================================================
        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                      ____________________

                            FORM S-3
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933
                      ____________________

                 POTOMAC ELECTRIC POWER COMPANY
     (Exact name of registrant as specified in its charter)
                      ____________________

DISTRICT OF COLUMBIA AND VIRGINIA                  53-0127880
(State or other jurisdiction of                  (IRS Employer
incorporation or organization)                 Identification No.)
                      ____________________

     1900 PENNSYLVANIA AVENUE, N.W., WASHINGTON, D.C.  20068
                         (202) 872-2000
       (Address, including zip code, and telephone number,
                     including area code, of
            registrant's principal executive offices)
                      ____________________

                   ELLEN SHERIFF ROGERS, ESQ.
  Associate General Counsel, Secretary and Assistant Treasurer
                 Potomac Electric Power Company
                 1900 Pennsylvania Avenue, N.W.
                     Washington, D.C.  20068
                         (202) 872-3526
    (Name, address, including zip code, and telephone number,
                      including area code,
                of agent for service of process)
                      ____________________

With Copies to:
D. Michael Lefever, Esq.               Stephen K. Waite, Esq.
Covington & Burling                    Winthrop, Stimson, Putnam &
1201 Pennsylvania Avenue, N.W.          Roberts
Washington, D.C.  20004                One Battery Park Plaza
                                       New York, New York  10004

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made
pursuant to Rule 434, please check the following box.  [_]
                      ____________________

                 Calculation of Registration Fee

                              Proposed
                              Maximum
                              Aggregate
Title of Each Class of        Offering Price(1)  Amount of
Securities to be Registered                      Registration Fee
-----------------------------------------------------------------
Senior Notes..............    $270,000,000       $75,060
-----------------------------------------------------------------

(1)      Estimated solely for the purpose of calculating the
registration fee.
                                            ____________________

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          PRELIMINARY PROSPECTUS DATED OCTOBER 26, 1998
                      SUBJECT TO COMPLETION
                 POTOMAC ELECTRIC POWER COMPANY
                          SENIOR NOTES
                      ____________________

         Potomac Electric Power Company (the "Company") may offer from time to time up to $270,000,000 in principal amount of Senior Notes (the "Senior Notes"). The Company will offer the Senior Notes in separate series. The aggregate principal amount, rate (or method of calculation) and time of payment of interest, maturity, offering price, any redemption terms and other specific terms of each such series of Senior Notes will be determined at the time of sale and will be described in a Prospectus Supplement that will accompany this Prospectus (the "Prospectus Supplement").

         Until the Release Date, payment of principal, premium, if any, and interest on the Senior Notes will be secured by a corresponding series of First Mortgage Bonds issued under the Company's Mortgage and Deed of Trust. The First Mortgage Bonds will have terms that are substantially the same as the Senior Notes, including the same interest rate, interest payment dates and maturity date. The payment of principal, premium, if any, and interest on all First Mortgage Bonds issued under the Mortgage and Deed of Trust is secured by a first lien on substantially all of the Company's assets. The trustee under the indenture for the Senior Notes will hold the First Mortgage Bonds for the benefit of the holders of the secured series of Senior Notes.

         The Release Date is the date on which all outstanding First Mortgage Bonds, other than First Mortgage Bonds that secure any series of Senior Notes, are repaid. From and after the Release Date, the Senior Notes (and all other series of Senior Notes that are secured by First Mortgage Bonds) will cease to be secured by Senior Note Mortgage Bonds or any other specific assets, and instead will become general unsecured obligations of the Company. See "Description of Senior Notes" "Description of the Indenture" and "Description of Senior Note Mortgage Bonds and Mortgage."

         The Company may sell the Senior Notes through underwriters that it selects or through dealers or agents. The Company also may sell Senior Notes directly to a limited number of
institutional purchasers. See "Plan of Distribution." The Prospectus Supplement will set forth the names of any underwriters, dealers or agents, the amount of any commissions or discounts allowed them for selling the Senior Notes, and the net proceeds the Company receives from the sale of the Senior Notes.
                ________________________________
         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                      ____________________

          THE DATE OF THIS PROSPECTUS IS ________, 1998

The Information in this Prospectus is not complete and may be changed. The Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED
OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS
AND ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THIS PROSPECTUS NOR ANY
PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL, OR A SOLICITATION OF
AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. EXCEPT AS OTHERWISE INDICATED HEREIN, THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT SPEAKS AS OF THE DATE THEREOF AND DOES NOT PURPORT TO REFLECT ANY CHANGES IN OUR AFFAIRS THEREAFTER.


                      ____________________



        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission (the "SEC") under the
Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated by reference in this Prospectus:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

         (d)     The Company's Current Reports on Form 8-K, dated
January 26, 1998, and July 1, 1998.

                 All documents that the Company files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in an incorporated document will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other incorporated document subsequently filed or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, a copy of any or all of the information that has been or may be incorporated by reference in this Prospectus but not delivered with the Prospectus (including any exhibits that are specifically incorporate by reference in that information). The Company will provide this information upon written or oral request and at no cost to the requestor. Requests for such information should be directed to Ellen Sheriff Rogers, Associate General Counsel, Secretary and Assistant Treasurer, Potomac Electric Power Company, 1900 Pennsylvania Avenue, N.W.,
Washington, D.C.   20068 (202-872-3526).

         The Company is subject to the informational reporting requirements of the 1934 Act, and therefore files Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other information with the SEC. Information concerning directors and officers, their remuneration and any material interest of such persons in transactions with the Company, as of particular dates, is disclosed in such documents. The public may read and copy these documents at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Information concerning the Company also can be obtained at the Company's website, the address of which is http://www.pepco.com.

         The Company has filed a registration statement on Form S-3 with the SEC relating to the Senior Notes that are being offered by this Prospectus (which, together with all amendments and exhibits, is referred to herein as the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act").
This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, please read the Registration Statement.

                           THE COMPANY

         Potomac Electric Power Company, a District of Columbia and Virginia corporation (the "Company"), is engaged in the generation, transmission, distribution and sale of electric energy in the Washington, D.C. metropolitan area, including the District of Columbia and major portions of Montgomery and Prince George's Counties in Maryland. It also supplies, at wholesale, electric energy to the Southern Maryland Electric Cooperative, Inc., which distributes electricity in Calvert, Charles, Prince George's and St. Mary's Counties in southern Maryland. The Company's wholly owned nonutility subsidiary, Potomac Capital Investment Corporation ("PCI"), was organized in late 1983 to provide a vehicle to conduct the Company's ongoing nonutility businesses and investment programs. PCI's principal investments consist of equipment leases and marketable securities, primarily preferred stock with mandatory redemption features, and real estate. PCI also is involved with activities which provide telecommunication and energy services. The mailing address of the Company's executive offices is 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068, and its telephone number is 202-872-2000.

                         USE OF PROCEEDS

         The Company may offer from time to time pursuant to this Prospectus up to an aggregate principal amount of $270,000,000 of Senior Notes.

         Except as more fully described in the Supplemental Prospectus, the proceeds from the sale of the Senior Notes will be used for one or more of the following purposes (i) to refund short-term debt incurred primarily to finance, on a temporary basis, the Company's utility construction program and operations or (ii) to refund the Company's senior securities, including the retirement of long-term debt and the satisfaction of contractual sinking fund requirements, as more fully set forth in the Prospectus Supplement.

                 SELECTED FINANCIAL INFORMATION

         The following is a selection of certain consolidated financial information of the Company which was derived from, and is qualified in its entirety by, the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the unaudited consolidated financial information contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, which are available as described herein under "Incorporation of Certain Information by Reference." The interim financial data are unaudited; however, in the opinion of the management of the Company, such data reflect all adjustments, consisting of normal recurring accruals, necessary for a fair statement of the results of operations for the interim periods presented.


                                                                        12 Months Ended
                                                    -------------------------------------------------------
                                                     June 30,      Dec. 31,        Dec. 31,       Dec. 31,
                                                       1998          1997            1996           1995
                                                     --------      --------        --------       --------
                                                         (Thousands of Dollars Except Per Share Data)
Income Statement Data:
  Total Revenue...............................    $1,932,387      $1,863,510       $2,010,311     $1,876,102
  Operating Revenue...........................     1,845,999       1,810,829        1,834,857      1,822,432
  Net Income..................................       182,224         181,830          236,960         94,391
  Earnings for Common Stock...................       159,814         165,251          220,356         77,540
  Basic Earnings Per Share of Common Stock....          1.35            1.39             1.86            .65
  Diluted Earnings Per Share of Common Stock..          1.34            1.38             1.82            .65
Balance Sheet Data at end of period:
  Property and Plant, net.....................    $4,507,943      $4,486,334       $4,423,249     $4,400,311



                                                                                 As of June 30, 1998
                                                                          -------------------------------
                                                                             Amount                 Ratio
                                                                          -----------               -----
                                                                          (Thousands)
Capital Structure (excluding nonutility subsidiary debt and
    current maturities):
  Long-Term Debt....................................................      $1,857,893                 46.9%
  Preferred Securities..............................................         125,000                  3.2
  Preferred Stock...................................................         150,000                  3.8
  Common Equity.....................................................       1,826,723                 46.1
                                                                          ----------                ------
    Total Capitalization............................................      $3,959,616                100.0%
                                                                          ==========                ======

Parent Company Long-Term Debt and Preferred Stock Redemption
  Due in One Year and Short-Term Debt...............................      $  290,400
                                                                          ==========



               RATIOS OF EARNINGS TO FIXED CHARGES


                                                                   12 Months Ended
                                        -------------------------------------------------------------
                                         June 30,   Dec. 31,   Dec. 31,   Dec. 31,  Dec. 31,  Dec. 31,
                                           1998       1997       1996       1995      1994      1993
                                         --------   --------   --------   --------  --------  --------
Parent company only.....................   2.57       2.54      3.08       3.05      3.23      3.20
Fully consolidated......................   2.17       2.03      2.24       1.52      2.37      2.31


         For purposes of computing the ratio of earnings to fixed charges for rate-regulated public utilities, earnings represent net income before cumulative effect of accounting changes plus income taxes and fixed charges. Fixed charges represent interest charges on debt (exclusive of credits arising from the allowance for funds used during construction) and the portion of rentals deemed representative of the interest factor.

                   DESCRIPTION OF SENIOR NOTES

         GENERAL.

         The Senior Notes will be issued under an Indenture, dated as of __________, 1998, between the Company and The Bank of New York, as trustee (the "Indenture Trustee"), as supplemented by a separate supplemental indenture (a "Senior Note Supplemental Indenture") each time a new series of Senior Notes is issued.
The Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the Indenture consist of those set forth in the Indenture and those made part of the Indenture by the Trust Indenture Act. The Indenture, as supplemented by each Senior Note Supplemental Indenture, is referred to herein as the "Indenture." See "Description of Indenture." The Indenture and the form of Senior Note Supplemental Indenture are filed as exhibits to the Registration Statement and are hereby incorporated herein by reference.

         Reference is made to the accompanying Prospectus Supplement for the following terms and other information with respect to the Senior Notes being offered hereby: (i) the designation and aggregate principal amount of such Senior Notes,
(ii) the date on which such Senior Notes will mature, (iii) the rate per annum at which such Senior Notes will bear interest, or the method of determining such rate, (iv) the dates on which such interest will be payable, (v) any redemption terms; (vi) whether such Senior Notes will be issued in certificated or book-entry form, and (vii) other specific terms applicable to such Senior Notes.

         Until the Release Date (as hereinafter defined), the Senior Notes will be secured by a corresponding series of Mortgage Bonds ("Senior Note Mortgage Bonds") issued under the Mortgage (as hereinafter defined) and delivered to and held by the Indenture Trustee. On the Release Date, all outstanding Senior Notes issued under the Indenture (including the Senior Notes offered hereby) will cease to be secured by a corresponding series Senior Note Mortgage Bonds, and will become unsecured general obligations of the Company and will rank on a parity with all other unsecured indebtedness of the Company. See "Security; Release of Security."

         The Indenture does not contain any covenants or other provisions that specifically are intended to afford holders of the Senior Notes special protection in the event of a highly leveraged transaction.

         The following summary of the terms of the Senior Notes does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture and the Prospectus Supplement. The cited Articles and Sections, unless otherwise indicated, are citations to the Indenture.

         REGISTRATION OF TRANSFER AND EXCHANGE.

         The Senior Notes will be fully registered and will be issued in either certificated or book-entry form without coupons (Section 302). Except as otherwise specified in the Prospectus Supplement, the Senior Notes will be issued in denominations of $1,000 or any integral multiple thereof (Section 302).

         So long as a Senior Note remains outstanding, the Company is required to maintain an office or agency where the Senior Notes may be presented or surrendered for payment or for registration of transfer or exchange and where notices and demands to or upon the Company may be served. The Company has designated the corporate trust office of the Indenture Trustee in New York, New York, as its agent for these purposes (Section 1002). See "Relationships with Indenture Trustee."

         Senior Notes in certificated form may be exchanged for other Senior Notes of the same series of any authorized denomination and of a like aggregate principal amount and tenor (Section 305(c)). In the event that a series of Senior Notes is to be redeemed in whole or in part, the Indenture Trustee is not required to register the transfer or exchange of the Senior Notes called or to be selected for redemption, except, in the case of a Senior Note to be redeemed in part, for the portion thereof that is not to be redeemed (Section 305(g)).

         No service charge will be made to holders of Senior Notes for any registration of transfer or exchange of Senior Notes, but the Company may require payment of a sum sufficient to cover any tax or governmental charge incident to the registration of transfer or exchange (Section 305(f)).

         PAYMENT OF PRINCIPAL AND INTEREST.

         Payments of principal, premium, if any, and interest at maturity (or on the redemption date, if redeemed prior to maturity) on Senior Notes in certificated form will be made in immediately available funds at the corporate trust office of the Institutional Trustee or at the office of any paying agent designated by the Company (Section 1002). Interest payments other than at maturity will be made in the same manner or, at the option of the Company, by check mailed to the address of the registered holder of a Senior Note.

         If the date on which any payment of principal, premium or interest is due to be made is not a Business Day in the place of payment, then such payment need not be made on such date and instead may be made, at the election of the Company, on the next succeeding Business Day in the place of payment with the same effect as if made on the scheduled payment date, and no interest shall accrue from the scheduled payment date through such next succeeding Business Day (Section 114). The term "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day in the place of payment on which banking institutions are authorized or obligated by law or executive order to close.

         BOOK-ENTRY SENIOR NOTES.

         The Senior Notes of any series may be issued in whole or in part in the form of one or more fully-registered global notes (each, a "Book-Entry Note"), which will be deposited with a depositary (the "Depositary") and registered in the name of the Depositary or its nominee (Section 301). So long as the Depositary or its nominee is the registered owner of a Book-Entry Note, the Depositary or its nominee, as the case may be, will be considered the sole owner of the Senior Notes represented by such Book-Entry Note for all purposes under the Indenture (Section
308). Except as described below, owners of beneficial interests in a Book-Entry Note will not be entitled to have Senior Notes represented by such Book-Entry Note registered in their names, will not receive or be entitled to receive physical delivery of Senior Notes in certificated form, and will not be considered the owners thereof under the Indenture.

         Principal, premium, if any, and interest payments on Senior Notes issued in book-entry form and represented by one or more Book-Entry Notes will be made by the Company to the Depositary or its nominee as the registered owner of the related Book-Entry Note. Neither the Company nor the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Book-Entry Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Payments of principal, premium, if any, and interest on the Senior Notes issued in the form of Book-Entry Notes will be made to DTC in immediately available funds.

           A Book-Entry Note may not be transferred other than to the Depositary or its nominee or to a successor of the Depositary or its nominee, except that, if at any time (i) the Depositary is unwilling or unable to continue as depository or it ceases to be a "clearing agency" registered under the 1934 Act and a successor depository is not appointed by the Company within 90 days, (ii) the Company determines that one or more Book-Entry Notes will be exchangeable for certificated Senior Notes, or (iii) an Event of Default under the Indenture (or any event which with notice or the lapse of time or both would become an Event of Default under the Indenture) has occurred and is continuing with respect to Senior Notes represented by a Book-Entry Note, all affected Book-Entry Notes may be exchanged for Senior Notes in certificated form registered in the names of such persons as the Depositary shall direct (Section 305(h)).

         If any series of Senior Notes is issued in whole or in
part in the form of a Book-Entry Note, the Depository Trust Company ("DTC") will act as the Depositary for such series of Senior
Notes and such Senior Notes will be issued in the name of Cede & Co., as DTC's nominee. The following description of DTC and its activities is based on information provided to the Company by DTC.

         DTC has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New

York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the clearance and settlement of securities transactions among its participants in deposited securities through electronic book-entry changes in the accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system also is available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through, or maintain a custodial relationship with, a participant, either directly or indirectly. The rules of DTC are on file with the SEC.

         Purchasers of Senior Notes within the DTC system must be made by or through participants, which will receive a credit for the Senior Notes on DTC's records. The ownership interest of each actual purchaser of a Senior Note (a "beneficial owner") will in turn to be recorded on the records of direct and indirect DTC participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participant or indirect participant through which the beneficial owners purchase Senior Notes. Transfers of ownership interests in the Senior Notes will be accomplished by entries made on the books of participants acting directly or indirectly on behalf of beneficial owners.

         DTC will credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by participants and indirect participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of DTC, the Indenture Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time.

         DTC has no knowledge of the actual beneficial owners of the Senior Notes in book-entry form. DTC's records reflect only the identity of the participants to whose accounts such Senior Notes are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices in respect of the Senior Notes held in book-entry form will be sent to DTC or its nominee. If less than all of the Senior Notes are being redeemed, DTC will determine the pro rata amount of the interest of each participant to be redeemed in accordance with its procedures.

         The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. Such laws may impair the ability to transfer beneficial interests in Senior Notes represented by a Book-Entry Note.

         SECURITY; RELEASE OF SECURITY.

         Until the Release Date, Senior Notes of each series offered hereby and under the accompanying Prospectus Supplement will be secured by a corresponding series of Senior Note Mortgage Bonds issued under, and secured by the lien of, the Mortgage. See "Description of Senior Note Mortgage Bonds and Mortgage". The "Release Date" is the date on which all Mortgage Bonds issued and outstanding under the Mortgage, other than Senior Note Mortgage Bonds securing any Senior Notes issued under the Indenture, have been retired through payment or redemption (including those Mortgage Bonds "deemed to have been paid" within the meaning of
Article XVI of the Mortgage). From and after the Release Date, the Senior Note Mortgage Bonds held by the Indenture Trustee will cease to secure any obligation of the Company under the Indenture or the Senior Notes, including the payment of principal of, and any premium or interest on, the Senior Notes, and the Senior
Notes will become unsecured general obligations of the Company
(Section 1404).
         Pledge of Senior Note Mortgage Bonds. Simultaneously with or prior to the issuance of the Senior Notes of each series, the Company will issue, deliver and pledge to the Indenture Trustee, for the benefit of the holders of the Senior Notes of such series, Senior Note Mortgage Bonds registered in the name of the Indenture Trustee (i) in an aggregate principal amount equal to or exceeding the aggregate principal amount of the Senior Notes of such series, (ii) with a stated maturity date not earlier than the stated maturity date of the Senior Notes of such series,
(iii) bearing an interest rate equal to the interest rate borne by the Senior Notes of such series, (iv) having interest payment dates that are the same as the interest payment dates of the Senior Notes of such series, (v) with the same redemption provisions, if any, as the Senior Notes of such series (in addition to those described below under "Description of Senior
Note Mortgage Bonds and Mortgage -- Mandatory Redemption"), and
(vi) in all other material respects conforming as nearly as is practicable to the terms of the Senior Notes of such series (Section 1402).

         Until the Release Date, the Senior Note Mortgage Bonds delivered to and pledged with the Indenture Trustee will be held in trust by the Indenture Trustee for the equal and proportionate benefit and security of the holders from time to time of the corresponding series of Senior Notes, and shall serve as security for (i) the full and prompt payment of the principal of and premium, if any, on the corresponding series of Senior Notes when and as the same shall become due in accordance with the terms and provisions of the Senior Notes and the Indenture, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise, and (ii) the full and prompt payment of interest on such Senior Notes when and as the same shall become due in accordance with the terms and provisions of the Senior Notes and the Indenture (Section 1404).

         Each series of Senior Notes will be secured by only one corresponding series of Senior Note Mortgage Bonds, and each such series of Senior Note Mortgage Bonds will secure only that series of Senior Notes (Section 1402). No series of Senior Notes will be secured by any particular assets, franchises, rights, powers or entitlements of the Company other than the series of Senior Note Mortgage Bonds pledged to the Indenture Trustee with respect to such series of Senior Notes (Section 1405).

         Payment of Principal, Premium and Interest on Senior Note Mortgage Bonds. The obligation of the Company to make any payment of principal of, or premium, if any, or interest on, any Senior Note Mortgage Bonds securing Senior Notes will be deemed to be satisfied and discharged to the extent that payment of the principal of, or premium, if any, or interest on, the corresponding Senior Notes has been made or otherwise discharged by the Company (Section 1406).

         Restrictions on Transfer of Senior Note Mortgage Bonds. Except as required to effect an assignment of its rights and obligations under the Indenture to a successor trustee and except for the release of the Senior Note Mortgage Bonds to the Company or the Mortgage Trustee in accordance with the Indenture, the Indenture Trustee may not transfer any Senior Note Mortgage Bonds pledged to it as security for Senior Notes (Section 1408).

         Redemption of Senior Note Mortgage Bonds. The Senior Note Mortgage Bonds securing any series of Senior Notes will be redeemable upon the acceleration of maturity of the series of Senior Notes secured thereby as the result of any Event of Default under the Indenture, at a redemption price equal to the principal amount of such Senior Note Mortgage Bonds, plus accrued and unpaid interest thereon to the date of the redemption demand (Part III, Section 2, of the Mortgage Bond Supplemental
Indenture). In such event, the Indenture Trustee is required under the Indenture to file with the Company a demand for redemption (Section 502).

         Effect of Release Date. After the Release Date (which is the date on which the Mortgage ceases to secure any debt obligations of the Company, other than Senior Note Mortgage
Bonds) the Indenture Trustee is required to surrender to the Company or the Mortgage Trustee all Senior Note Mortgage Bonds then held by it and the Company is required to terminate the Mortgage and may not issue any additional Mortgage Bonds thereunder (Sections 1404 and 1409). The Company is required to cause the Indenture Trustee to provide notice to all holders of Senior Notes of the occurrence of the Release Date. (Section 1409(e)).

         Release of Security Prior to Release Date. The Indenture permits the Company to reduce, prior to the Release Date, the aggregate principal amount of a series of Senior Note Mortgage Bonds securing a series of Senior Notes to the extent of payment or provision for the payment, in whole or part, of the principal of such Senior Notes. In no event may the principal amount of Senior Note Mortgage Bonds pledged to the Indenture Trustee as security for the Senior Notes of any series be reduced prior to the Release Date to an amount less than the aggregate principal amount of outstanding Senior Notes of such series (Section 1409).

         Voting of Senior Note Mortgage Bonds. At any meeting of the holders of any series of Senior Note Mortgage Bonds, or if the consent of holders of such series of Senior Note Mortgage Bonds is sought without a meeting, the Indenture Trustee is required to vote all Senior Note Mortgage Bonds of such series then held by it, or to grant or withhold its consent with respect thereto, as the Indenture Trustee determines to be in the best interests of the holders of the corresponding series of Senior Notes, unless the Trustee is directed otherwise by the holders of not less than a majority in aggregate principal amount of such series of Senior Notes. In exercising such responsibilities, the Trustee may solicit instructions from the holders of any series of Senior Notes and, if so, shall vote or shall grant or withhold its consent with respect to the Senior Note Mortgage Bonds as directed by the holders of a majority in aggregate principal amount of the Senior Notes (Section 1407).

                    DESCRIPTION OF INDENTURE

         The following summary of the terms of the Indenture does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture. The cited Articles and Sections are citations to the Indenture. Capitalized terms that are not defined in this Prospectus are used as defined in the Indenture.

         ISSUANCE OF ADDITIONAL SENIOR NOTES.

         The principal amount of debt securities that may be issued under the Indenture is unlimited (Section 301). However, the principal amount of Mortgage Bonds that may be issued under the Mortgage (and thereby serve as security for Senior Notes) is limited by the terms of the Mortgage. See "Description of Senior Note Mortgage Bonds and Mortgage -- Issuance of Additional
Bonds." As determined by the Board of Directors of the Company, debt securities issued under the Indenture (i) may be secured as to payment of principal, premium, if any, and interest by Senior Note Mortgage Bonds or they may be unsecured (Section 301) and
(ii) may have such other terms and conditions consistent with the Indenture as are established by the Board of Directors at the time of issuance.

         CERTAIN COVENANTS OF THE COMPANY.

         Limitations on Liens. From and after the Release Date and so long as the Senior Notes of any series are outstanding, the Company may not create, incur, assume or permit to exist any indebtedness that is secured by a mortgage, deed of trust, lien, pledge or similar encumbrance (a "Lien") on its property or assets, unless all Senior Notes then outstanding and subsequently issued under the Indenture are secured equally and ratably with all other indebtedness secured by such Lien (Section 1006). This restriction does not apply to certain Liens, including (i) Liens existing as of _________, 1998, (ii) any Lien existing on any property or asset prior to the acquisition thereof by the Company (provided that such Lien was not created in contemplation of or in connection with such acquisition and does not extend to any other property or assets of the Company), (iii) Liens for taxes not yet due or that are being contested, (iv) various types of Liens incurred in the ordinary course of business, (v) restrictions on the use of real property and similar encumbrances that are not substantial in amount and do not materially detract from the value of such property or interfere with the ordinary course of business of the Company, (vi) Liens on any property acquired, constructed or improved by the Company that are created or incurred within 18 months after such acquisition, construction or improvement to secure or provide for payment of any part of the purchase price for such property or the cost of construction or improvement, (vii) liens upon bills, notes and accounts receivable, cash, contracts, operating agreements and leases in which the Company is the lessor, (viii) liens on stock, bonds, notes or other securities owned by the Company, (ix) liens on equipment and material not installed as a part of the fixed property of the Company and merchandise and supplies acquired by the Company for the purpose of resale or leasing to customers in the ordinary course of business, (x) liens on electric energy and other materials or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of business, (xi) extensions, renewals and replacements of Liens referred to in clauses (i) through (x) above, (xii) Liens on the capital stock or assets of any subsidiary of the Company, and (xiii) Liens to secure indebtedness if immediately after the incurrence thereof the amount of all indebtedness secured by Liens that would not be permitted but for this clause (xiii) does not exceed 20% of the Company's stockholders' equity (in each case, a "Permitted
Lien").

         Limitation on Sale and Lease-back Transactions. From and after the Release Date and so long as the Senior Notes of any series are outstanding, the Company will not enter into any arrangement pursuant to which the Company sells any electric generation plant or electric transmission and distribution facility located in the United States (except for any plant or facility that the Board of Directors of the Company by resolution determines is not of material importance to the total business conducted by the Company and its subsidiaries as an entirety) and thereafter leases back such property (Section 1007). This limitation does not apply to any sale and lease-back transaction
(i) entered into prior to September __, 1998, (ii) involving a lease with a term of four years or less, (iii) if the lease with respect to any property is entered into within 18 months after the later of the acquisition, completion of construction or commencement of operation such property, or (iv) if within 120 days after the effective date of the lease the Company applies to the retirement of indebtedness maturing more than one year from the date of such payment an amount equal to the greater of (a) the net proceeds from the sale of the property and (b) the fair market value of the property.

         INDENTURE DEFAULTS.

         Events of Default under the Indenture with respect to the Senior Notes of any series include (i) the failure to pay principal when it becomes due (whether at the stated maturity or otherwise), (ii) the failure to pay interest or to satisfy any sinking fund obligation within 30 days after it becomes due,
(iii) the failure to observe or perform any other covenant or agreement, which failure continues for at least 60 days after notice to the Company by the Trustee or the holders of at least a majority in principal amount of such series of Senior Notes, and
(iv) certain events of bankruptcy, insolvency or reorganization (Section 501). In the case of Senior Notes of any series that are secured by Senior Note Mortgage Bonds, the occurrence of an "event of default" under the Mortgage (a "Mortgage Default") also constitutes an Event of Default under the Indenture (Section
501).  See "Description of Senior Note Mortgage Bonds and
Mortgage -- Mortgage Defaults".

         Upon the occurrence of an Event of Default under the Indenture, other than as the result of a Mortgage Default, the Indenture Trustee or the holders of not less than 33% in outstanding principal amount of the Senior Notes of the affected series may declare all of the Senior Notes of such series to be immediately due and payable (Section 502(a)). In the case of an Event of Default under the Indenture by reason of a Mortgage Default, the Senior Notes of all series that are secured by Senior Note Mortgage Bonds automatically will become due and payable effective upon the acceleration of the Senior Note Mortgage Bonds in accordance with the terms of the Mortgage (Section 502(b)).

         If following a declaration that the principal of any series of Senior Notes is immediately due and payable, and before any judgment or decree for the payment of the moneys due is obtained, all matured installments of interest have been paid and all defaults have been cured, then the holders of a majority is aggregate principal amount of the Senior Notes of such series may waive such defaults and rescind the acceleration of the Senior Notes (Section 502(c)). The waiver or cure of any Mortgage Default and the rescission and annulment of its consequences in accordance with the terms of the Mortgage also will constitute an automatic waiver of the corresponding Event of Default under the Indenture and a rescission and annulment of the consequences thereunder (Section 502(b)).

         If an Event of Default with respect to any series of Senior Notes occurs and is continuing, the Indenture Trustee may, in its discretion, proceed to protect and enforce its rights and the rights of the holders of Senior Notes of such series by such appropriate judicial proceeds as the Indenture Trustee shall deem most effectual to protect and enforce such rights, including, prior to the Release Date, the exercise of all rights that the Indenture Trustee may have as the holder of the Senior Note Mortgage Bonds securing that series of Senior Notes (Sections 504 and 518).

         The holders of a majority in principal amount of Senior Notes of such series, subject to certain limitations, may direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or for exercising any trust or power conferred on the Indenture Trustee, including the exercise by the Indenture Trustee of the rights, powers and privileges possessed by the Indenture Trustee as a holder of the Senior Note Mortgage Bonds securing such series of Senior Notes (Section 513).

         No Holder of Senior Notes of any series has the right to institute any proceeding for the enforcement of the Indenture, or for any remedy thereunder, unless (i) such holder previously has given written notice to the Indenture Trustee of a continuing Event of Default with respect to the Senior Notes of that series,
(ii) the holders of not less than a majority in principal amount of the Senior Notes of that series have requested in writing that the Indenture Trustee institute proceedings in respect of such Event of Default, (iii) such holder or holders have offered to the Indenture Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (iv) the Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding, and (v) no direction inconsistent with such written request has been given to the Indenture Trustee during such 60-day period by the holders of a majority in principal amount of the Senior Notes of that series (Section
508). However, this provision does not impair the right of any holder of a Senior Note to enforce the obligation of the Company to pay principal and any premium or interest on such Senior Note (Section 509).

         The Indenture requires the Company to furnish to the Indenture Trustee annually a certificate as to compliance with the terms of the Indenture (Section 1005).

         MODIFICATION OF INDENTURE.

         The Company with the consent of the holders of not less than a majority in principal amount of Senior Notes of all series affected by such change (voting as a single class), by entry into a supplemental indenture, may add to, change in any manner or eliminate any of the provisions of the Indenture or modify the rights of the holders of Senior Notes, except that, without the consent of the holder of each Senior Note affected thereby, the Indenture may not be amended (i) to change the terms of payment of the principal or interest on any Senior Notes, (ii) to reduce the percentage of holders of Senior Notes required to effect any amendment to the Indenture or any waiver provided for in the Indenture, and (iii) with respect to any Senior Notes secured by Senior Note Mortgage Bonds, to impair the security interest under the Indenture in such Senior Note Mortgage Bonds or reduce the principal amount of such Senior Note Mortgage Bonds held by the Indenture Trustee to an amount that is less than the outstanding principal amount of the Senior Notes secured thereby (Section
902).

         Certain changes to the Indenture may be effected by the Company without the consent of the holders of the Senior Notes, including (i) to add to the covenants of the Company for the benefit of the holders of all or any series of Senior Notes and
(ii) to cure any ambiguity, to correct or supplement any provision that is inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of the holders of Senior Notes of any series in any material respect (Section 901).

         DEFEASANCE AND DISCHARGE.

         The Indenture provides that the Company will be deemed to have paid and discharged its entire indebtedness with respect to the Senior Notes of any series and to have satisfied all of its obligations under the Indenture in respect of such series of Senior Notes (except for certain obligations, including the obligation to register the transfer or exchange of Senior Notes, the replacement of lost, stolen or mutilated Senior Notes and the maintenance of a paying agency) if the Company, in addition to satisfying certain other requirements, irrevocably deposits with the Trustee, in trust for the benefit of holders of Senior Notes of such series, (i) money in an amount, (ii) certain United
States government obligations, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount, or (iii) a combination of money and such United States Government obligations, that is sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the Senior Notes on the dates such payments are due in accordance with the terms of the Indenture and the Senior Notes. Thereafter, the holders of Senior Notes of such series may look only to such deposit for payment of the principal and any interest or premium (Article
13).

         CONSOLIDATIONS, MERGERS AND DISPOSITION OF ASSETS.

         Nothing contained in the Indenture, or in any Senior Notes issued under the Indenture, prevents the consolidation or merger of the Company with or into any other entity, or the sale or other disposition of the Company's property or assets to another entity, provided that (i) the entity formed by such consolidation or into which the Company is merged or any entity that acquires the property or assets of the Company as an entirety or substantially as an entirety must be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia that is authorized to acquire and operate the assets acquired, (ii) such successor assumes by supplemental indenture under the Indenture the due and punctual payment of the principal of, and any premium or interest on, the Senior Notes and the due and punctual performance and observance of all covenants and conditions under the Indenture, and (iii) if prior to the Release Date, such successor also assumes by supplemental indenture under the Mortgage the due and punctual payment of the principal of, and any premium or interest on, the Senior Note Mortgage Bonds securing any series of Senior Notes and the due and punctual performance and observance of all covenants and conditions of the Mortgage required to be performed by the Company with respect to such Senior Note Mortgage Bonds (Section 801(a)). Upon any such consolidation, merger or sale or transfer of assets as an entirety or substantially as an entirety, the successor corporation will succeed to and be substituted for the Company under the Indenture, and will be entitled to exercise every right and power of the Company under the Indenture (Section 802(a)). Nothing contained in the Indenture or in any of the Senior Notes issued under the Indenture prevents the Company from merging into itself any other entity, from acquiring by purchase or otherwise all or part of the property or assets or any other entity, or from selling or disposing of its property or assets not as an entirety or substantially as an entirety (Section 802(b)).

         For purposes of the Indenture, the conveyance or other transfer by the Company, in a single transaction or a series of related transactions, of either (i) all or any portion of the Company's facilities for the generation and transmission of electric energy or (ii) all or any portion of the Company's facilities for the distribution of electric energy, in either case alone or in combination with other assets (but not in combination with the other) will not be deemed to constitute a conveyance or other transfer of the properties and assets of the Company as an entirety or substantially as an entirety. The character of particular facilities will be determined in accordance with the Uniform System of Accounts prescribed for public utilities and licensees subject to the Federal Power Act, as amended, to the extent applicable (Section 801(b)).

         RESIGNATION OR REMOVAL OF THE INDENTURE TRUSTEE.

         The Indenture Trustee may resign at any time with respect to the Senior Notes of any series, which resignation shall become effective upon the appointment of a successor trustee (Section
609). If the Indenture Trustee acquires a conflicting interest within the meaning of the Trust Indenture Act, the Indenture Trustee is obligated to eliminate such conflicting interest or resign (Section 607).

         The Indenture Trustee may be removed as trustee with respect to any series or Senior Notes at any time by action of the holders of a majority of the principal amount of Senior Notes of such series, and under certain circumstances may be removed by the Company (Section 609).

         GOVERNING LAW.

         The Indenture and the Senior Notes are governed by, and construed in accordance with, New York law.

         RELATIONSHIPS WITH INDENTURE TRUSTEE.

         The Bank of New York, the Indenture Trustee under the Indenture, also is the trustee under the Mortgage and under other indentures of the Company relating to its (i) medium-term notes,
(ii) 5% Convertible Debentures due 2002, (iii) 7% Convertible Debentures due 2018, (iv) 7-3/8% Junior Subordinated Debentures due 2038 and (v) sale and leaseback of the Company's Control Center. The Company maintains with The Bank of New York or its affiliates, as it does with various other banks, a demand deposit account and conventional and revolving credit arrangements. The Bank of New York also is the issuing and paying agent for medium-term notes issued by PCI and is the institutional trustee of Potomac Electric Power Company Trust I, the Company's wholly owned financing subsidiary trust.

         The Indenture provides that any money collected by the Trustee following an Event of Default first shall be applied to discharge the Company's obligations to compensate the Indenture Trustee, to reimburse the Indenture Trustee for expenses, disbursements and advances, and to satisfy the Company's indemnification obligations to the Trustee (Sections 507 and 606).

     DESCRIPTION OF SENIOR NOTE MORTGAGE BONDS AND MORTGAGE

         GENERAL.

         The Senior Note Mortgage Bonds will be issued under the Mortgage and Deed of Trust, dated July 1, 1936, between the Company and The Bank of New York, as trustee and as successor in such capacity to The Riggs National Bank of Washington, D.C. (the "Mortgage Trustee"), as amended and supplemented and as to be further supplemented by a separate supplemental indenture (a "Mortgage Bond Supplemental Indenture") each time a new series of Mortgage Bonds is issued under the Mortgage and Deed of Trust (including a series of Senior Note Mortgage Bonds issued in connection with the issuance of a new series of Senior Notes). The Mortgage and Deed of Trust, as so amended and supplemented and as it is further supplemented, is referred to herein as the "Mortgage." Copies of the documents currently constituting the Mortgage and the form of Mortgage Bond Supplemental Indenture are filed as exhibits to the Registration Statement and are hereby incorporated by reference.

         The Mortgage does not contain any covenants or other provisions that specifically are intended to afford holders of the Senior Note Mortgage Bonds special protection in the event of a highly leveraged transaction.

         The following summary of the terms of the Senior Note Mortgage Bonds and the Mortgage does not purport to be complete and is subject in all respects to the provisions of, and is qualified by reference to, the Mortgage and the Prospectus Supplement. The cited Sections and Articles, unless otherwise indicated, are citations to the Mortgage. Capitalized terms that are not defined in this Prospectus are used as defined in the Mortgage. Unless the context otherwise requires, all references to Mortgage Bonds include the Senior Note Mortgage Bonds.

         ISSUANCE OF ADDITIONAL BONDS.

         Additional Mortgage Bonds may be issued under the Mortgage in an aggregate principal amount of up to (i) 60% of the net bondable value of property additions that are not subject to a prior lien, (ii) the amount of cash deposited with the Mortgage Trustee for such purpose (which cash thereafter may be withdrawn on the same basis that additional Mortgage

Bonds may be issued, and if not withdrawn within three years must be used by the Mortgage Trustee to purchase or redeem outstanding Mortgage Bonds), and (iii) the aggregate principal amount of Mortgage Bonds paid at maturity, redeemed or repurchased (other than with funds from the trust estate) and not previously used as the basis for the issuance of additional Mortgage Bonds, the withdrawal of cash or the reduction of the amount of cash required to be paid to the Mortgage Trustee upon the release of property ("Refundable Bonds"), in each case, subject to the limitation described below (Sections 4, 6 and 7 of Article III; and Section 4 of Article VIII).

         Additional Mortgage Bonds may not be issued unless Net Earnings of the Company Available for Interest and Property Retirement Appropriations (defined generally as earnings before depreciation, amortization, income taxes and interest charges) for any 12 consecutive calendar months during the immediately preceding 15 calendar months have been at least two times the aggregate annual interest charges on all outstanding Mortgage Bonds and the additional Mortgage Bonds then being issued. However, this limitation does not apply if the Mortgage Bonds are being issued on the basis of (i) Mortgage Bonds paid at or redeemed or purchased within two years prior to maturity or (ii) under limited circumstances, certain property additions (Sections 3, 4 and 7 of Article III). Giving effect to the issuance of the Senior Note Mortgage Bonds at an assumed rate of interest of 7%, such Net Earnings for the twelve months ended June 30, 1998, would be approximately 5.4 times such annual interest charges. This level of coverage would permit issuance of approximately $2.9 billion of additional Mortgage Bonds (in addition to the Senior Note Mortgage Bonds) at an assumed average interest rate of 7% per annum, against property additions or cash deposits, although only approximately $650 million of additional Mortgage Bonds could be issued on the basis of unbonded net property additions.

         So long as any Senior Note Mortgage Bonds are outstanding, property additions constructed or acquired on or before December 31, 1946, may not be made the basis for the issuance of Mortgage Bonds, the withdrawal of cash or the reduction of cash required to be paid to the Mortgage Trustee (Part IV, Section 2, of the Mortgage Bond Supplemental Indenture).

         The issuance by the Company of bonds secured by a lien that is prior to the lien of the Mortgage is permitted by the Mortgage under certain circumstances (Section 16 of Article IV).

         After giving effect to the issuance of the Senior Note Mortgage Bonds (which are to be issued against property additions), approximately $630 million of property additions and $1.2 billion of Refundable Bonds will remain available for the purposes permitted in the Mortgage, including the issuance of additional Mortgage Bonds.

         SECURITY.

         Mortgage Lien. The Senior Note Mortgage Bonds will be secured, together with all other Mortgage Bonds now or hereafter issued under the Mortgage, by a direct first lien (subject to certain permitted leases, liens and other minor encumbrances) on substantially all of the properties and franchises of the Company (the principal properties being the Company's generating stations and its electric transmission and distribution systems), but excluding cash, accounts receivable and other liquid assets, securities (including securities evidencing investments in subsidiaries of the Company), leases by the Company as lessor, equipment and materials not installed as part of the fixed property, other materials, merchandise and supplies acquired by the Company for the purpose of resale or leasing to its customers in the ordinary course of business, and all electric energy and other materials or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordering course of business. The Company's 9.72% undivided interest in a mine-mouth, steam-electric generating station, known as the Conemaugh Generating Station, which is located in Indiana County, Pennsylvania, and its associated transmission lines is that of a tenant in common with eight other utility owners. Substantially all of the Company's transmission and distribution lines of less than 230,000 volts, portions of its 230,000 and 500,000 volt transmission lines, substantially all of the Conemaugh transmission lines, and 11 substations are located on land owned by others or on public streets and highways.

         The lien of the Mortgage extends to after-acquired property, subject to rights of persons having superior equities attaching prior to the recording or filing of an appropriate supplemental indenture.

         Release of Property from Mortgage Lien. The Mortgage permits property to be released from the lien of the Mortgage upon the deposit with the Mortgage Trustee of cash or purchase money obligations secured by the property released, in an aggregate amount at least equal to the fair value of the property to be released. The Mortgage alternatively permits the Company to reduce the amount required to be deposited upon the release of property by reducing by an equal amount the principal amount of Refundable Bonds against which additional Mortgage Bonds may be issued. The Mortgage also contains certain requirements relating to the withdrawal of cash deposited to obtain a release of property (Articles VII and VIII).

         MORTGAGE DEFAULTS.

         Upon the occurrence of an Event of Default under the Mortgage, the Mortgage Trustee may, and upon the written request of the holders of not less than 25% of the principal amount of all outstanding Mortgage Bonds the Mortgage Trustee shall, declare all of the outstanding Mortgage Bonds immediately due and payable. Such declaration, however, is subject to the condition that, if all interest in arrears has been paid and all defaults have been cured, the holders of a majority of the outstanding principal amount of Mortgage Bonds may waive such default and rescind such acceleration (Section 1 of Article IX).

         Upon the occurrence of an Event of Default the Mortgage Trustee may, and upon the written request of the holders of not less than 25% of the principal amount of all outstanding Mortgage Bonds the Mortgage Trustee shall, enforce the lien of the Mortgage by foreclosing on the trust estate (Section 4 of Article
IX). The holders of a majority in principal amount of Mortgage Bonds may direct proceedings for the sale of the trust estate, or for the appointment of a receiver or any other proceedings under the Mortgage, but may not involve the Mortgage Trustee in any personal liability without indemnifying it to its satisfaction (Section 11 of Article IX).

         No holder of a Mortgage Bond has the right to institute proceedings for the enforcement of the Mortgage, unless (i) such holder previously has given the Mortgage Trustee written notice of an existing default, (ii) the holders of at least 25% of the outstanding principal amount of the Mortgage Bonds have requested in writing that the Mortgage Trustee take action under the Mortgage (and provided the Mortgage Trustee with indemnity satisfactory to it), and (iii) the Mortgage Trustee refuses or neglects to comply with such request within a reasonable time (Section 12 of Article IX). However, this provision does not impair the right of any holder of a Mortgage Bond to enforce the obligation of the Company to pay the principal and interest on such Mortgage Bond when due.

         Events of Defaults under the Mortgage include (i) the failure to pay principal when it becomes due (whether at the stated maturity or otherwise), (ii) the failure to pay interest or to satisfy any sinking fund obligation within 30 days after the date on which it becomes due, (iii) the failure to perform or observe any other covenant, agreement or condition of the Mortgage, which failure continues for at least 60 days after notice to the Company by the Mortgage Trustee or the holders of at least 15% in principal amount of Mortgage Bonds, and (iv) certain events of bankruptcy, insolvency or reorganization (Section 1 of Article IX).

         While the Mortgage by its terms does not require that periodic evidence be furnished to the Mortgage Trustee as to the absence of defaults or as to compliance with the terms of the Mortgage, the Trust Indenture Act requires the Company to provide to the Mortgage Trustee annually a certificate as to compliance with the conditions and covenants under the Mortgage.

         MODIFICATION OF MORTGAGE.

         With the consent of the holders of 80% in principal amount of Mortgage Bonds, and of 80% in principal amount of Mortgage
Bonds of each series affected if less than all are affected, the Mortgage may be amended to alter the rights and obligations of the Company and of the holders of Mortgage Bonds, except that no such amendment may change the terms of payment of the principal or interest on any Mortgage Bonds or reduce the percentage of holders whose consent is required to effect any change (Section 6 of Article XV).

         The Mortgage Bond Supplemental Indenture provides that the foregoing percentages shall be reduced to 60% upon the consent or agreement to such change by the holders of all outstanding
Mortgage Bonds. The Indenture Trustee, as registered holder of the Senior Note Mortgage Bonds, will be deemed to have agreed to such reduction pursuant to the terms of the Mortgage Bond Supplemental Indenture. This change will become effective as to all of the outstanding Mortgage Bonds, including the Senior Note Mortgage Bonds that will secure the Senior Notes to be issued pursuant to this Prospectus, at such time as all of the supplemental indentures with respect to outstanding Mortgage
Bonds include this provision. After giving effect to the issuance of Senior Note Mortgage Bonds securing the Senior Notes offered hereby, 7.8% of the outstanding Mortgage Bonds will have been issued under a supplemental indenture containing the modified provision.

         DEFEASANCE AND DISCHARGE.

         If moneys for the payment or redemption of Mortgage Bonds, including the payment of all interest due thereon, is deposited with the Mortgage Trustee and the Company has observed all of its covenants under the Mortgage, the Mortgage Bonds will be deemed paid under the Mortgage and, upon the request of the Company, the Mortgage Trustee is obligated cancel and discharge the lien of the Indenture (Article XVI).

         CONSOLIDATIONS, MERGERS AND DISPOSITIONS OF ASSETS.

         Nothing contained in the Mortgage, or any Mortgage Bonds issued under the Mortgage, prevents the consolidation with the Company or the merger into the Company of another corporation, the merger of the Company into another corporation, or the sale or lease by the Company of its property as an entirety or substantially as an entirety, provided that (i) the transaction is permitted by law and is approved by all required governmental entities, (ii) the terms of the transaction do not impair the lien and security of the Mortgage on any part of the trust estate or the rights and powers of the Mortgage Trustee or the holders of Mortgage Bonds, (iii) in the case that the Company is not the surviving corporation or in the case of a sale of assets, the surviving or acquiring corporation satisfies certain financial requirements, and (iv) the successor corporation assumes by supplemental indenture the obligations of the Company under the Mortgage (Section 1 of Article XII).


                      PLAN OF DISTRIBUTION

         The Company may sell the Senior Notes: (i) through underwriters or dealers; (ii) directly to one or more purchasers;
(iii) through agents; or (iv) through a combination of any such methods of sale. The Prospectus Supplement with respect to any Senior Notes being offered thereby sets forth the terms of the offering of such Senior Notes, including the name or names of any underwriters, the purchase price of such Senior Notes and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Senior Notes may be listed.

         If underwriters are used in the sale, the Senior Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Senior Notes may be offered to the public, either through underwriting syndicates represented by the underwriter or underwriters to be designated by the Company or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Senior Notes offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Senior Notes if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         Senior Notes may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement sets forth the name of any agent involved in the offer or sale of the Senior Notes in respect of which the Prospectus Supplement is delivered as well as any commission payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

         If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Senior Notes from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

         Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the 1933 Act. Agents and underwriters may be customers of, engaged in transactions with, or perform services for the Company in the ordinary course of business.

                             EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form
10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         With respect to the unaudited consolidated financial information of the Company for the six- and twelve-month periods ended June 30, 1998 and 1997 incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 11, 1998, incorporated by reference herein, states that they did not audit and they do not express opinions on that unaudited consolidated financial information. PricewaterhouseCoopers LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if the report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the 1933 Act for their report on the unaudited consolidated financial information because such report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the 1933 Act.

                         LEGAL OPINIONS

         Certain legal matters in connection with the securities to be offered hereby will be passed upon for the Company by Covington & Burling, 1201 Pennsylvania Avenue, N.W., Washington, D.C., and William T. Torgerson, Esq., 1900 Pennsylvania Avenue, N.W., Washington, D.C. Mr. Torgerson is regularly employed by the Company as Senior Vice President and General Counsel. Unless otherwise indicated in the accompanying Prospectus Supplement, the legality of such securities will be passed upon for the underwriter, dealer or agents by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, N.Y., who will, however, not pass on the incorporation of the Company.

        PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Estimated expenses relating to the Senior Notes (assuming an issuance of $270,000,000) are as follows:

   Registration fee......................              $   79,650
   Recordation taxes.....................               1,200,000
   Rating Agency fees....................                  50,000
   Printing..............................                  40,000
   Trustee's fees and expenses...........                  50,000
   Fee of independent accountants........                  25,000
   Fees of counsel.......................                 115,000
   Expenses incidental to qualification
     under Blue Sky Laws.................                  10,000
   Miscellaneous.........................                  20,305
                                                       ----------
             Total.......................              $1,590,000
                                                       ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 29-304(1b) of the District of Columbia Business Corporation Act, a corporation may indemnify against expenses any directors or officers made party to a proceeding by reason of his service as such, except in relation to matters as to which any such director or officer shall be adjudged to be liable for negligence or misconduct in the performance of duty. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or otherwise.

         Under Section 13.1-697 of the Virginia Stock Corporation Act ("VSCA"), a Virginia corporation may indemnify a director who was, is or is threatened to be made a party to any proceeding if the director acted in good faith and (i) he believed, in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation or, in the case of other conduct, that his conduct was at least not opposed to the best interests of the corporation, or (ii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with (i) a proceeding by or in the right of the corporation in which the director was found liable to the corporation or (ii) any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received. Indemnification permitted under this section of the VSCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         Under Section 13.1-698, unless limited by its Articles of Incorporation, a corporation must indemnify against reasonable expenses a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation.

         Under Section 13.1-700.1, a court of appropriate jurisdiction, upon the application of a director, may order a corporation to advance or reimburse expenses or provide indemnification if the court determines that the director is so entitled. With respect to a proceeding by or in the right of the corporation, a court may order indemnification of the director to the extent of his reasonable expenses even though he was adjudged liable to the corporation.

         Under Section 13.1-699, a corporation may advance reasonable expenses to a director made a party to a proceeding under certain circumstances, including the furnishing by the director of (i) a written statement of his good faith belief that he has met the standard of conduct necessary to obtain indemnification and (ii) a written undertaking to repay the advance if it is ultimately determined that he did not meet that standard. Under Section 13.1-702, a corporation may indemnify an officer, employee or agent of a corporation to the same extent as a director. Under Section 13.1-704, a corporation may provide indemnification in addition to that provided by statute if authorized by its Articles of Incorporation, a by-law made by the shareholders, or any resolution adopted by the shareholders, except indemnification against willful misconduct or a knowing violation of the criminal law.

         The By-Laws of the Company provide that the Company shall indemnify each director or officer and each former director and officer of the Company against expenses actually and reasonably incurred in connection with the defense of any action, suit or proceeding by reason of his or her being or having been such director or officer, including liabilities incurred under the Securities Act of 1933, as amended, except in relation to matters as to which such director or officer shall be finally adjudged in such action, suit or proceeding to have knowingly violated the criminal law or to be liable for willful misconduct in the performance of his or her duty to the Company; and that such indemnification shall be in addition to, and not exclusive of, any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders, or otherwise.

         In the Underwriting Agreement, the underwriters will agree to indemnify the Company, its directors, officers and controlling persons against certain civil liabilities that may arise under the Securities Act of 1933 in connection with this offering.

         The Company also has policies of insurance which insure officers and directors against certain liabilities and expenses incurred by them in such capacities.

ITEM 16.  EXHIBITS.


EXHIBIT NO.   DESCRIPTION OF EXHIBIT               REFERENCE*
-----------   ----------------------               ----------

1.1           --Form of Underwriting Agreement     Filed herewith.
              for the Senior Notes

4.1           --Form of the Senior Note Mortgage   Included in
              Bonds                                Exhibit No. 4.4.

4.2           --Form of the Senior Notes           Included in
                                                   Exhibit No. 4.6.

4.3.1         --Mortgage and Deed of Trust,        Exh. B-4 to
              dated July 1, 1936, of the Company   First Amendment,
              to The Riggs National Bank of        6/19/36, to
              Washington, D.C., as Trustee,        Registration
              securing First Mortgage Bonds        Statement No.
              of the Company, and Supplemental     2-2232.
              Indenture dated 7/1/36

              --Supplemental Indentures, to
              the aforesaid Mortgage and Deed
              of Trust, dated--

4.3.2         December 1, 1939 and                 Exhs. A & B
              December 10, 1939                    to Form 8-K,
                                                   1/3/40.

4.3.3         August 1, 1940                       Exh. A to Form
                                                   8-K, 9/25/40.

4.3.4         July 15, 1942 and August 10, 1942    Exh. B-1 to
                                                   Amendment No. 2,
                                                   8/24/42, and B-3
                                                   to Post-
                                                   Effective
                                                   Amendment,
                                                   8/31/42, to
                                                   Registration
                                                   Statement No.
                                                   2-5032.

4.3.5         August 1, 1942                       Exh. B-4 to Form
                                                   8-A, 10/8/42.

4.3.6         October 15, 1942                     Exh. A to
                                                   Form 8-K,
                                                   12/7/42.

4.3.7         October 15, 1947                     Exh. A to
                                                   Form 8-K,
                                                   12/8/47.

4.3.8         January 1, 1948                      Exh. 7-B to
                                                   Post-Effective
                                                   Amendment No. 2,
                                                   1/28/48, to
                                                   Registration
                                                   Statement No.
                                                   2-7349.

EXHIBIT NO.   DESCRIPTION OF EXHIBIT               REFERENCE*
-----------   ----------------------               ----------

4.3.9         December 31, 1948                    Exh. A-2 to
                                                   Form 10-K,
                                                   4/13/49.

4.3.10        May 1, 1949                          Exh. 7-B to
                                                   Post-Effective
                                                   Amendment No. 1,
                                                   5/10/49, to
                                                   Registration
                                                   Statement No.
                                                   2-7948.

4.3.11        December 31, 1949                    Exh. (a)-1 to
                                                   Form 8-K,
                                                   2/8/50.

4.3.12        May 1, 1950                          Exh. 7-B to
                                                   Amendment No. 2,
                                                   5/8/50, to
                                                   Registration
                                                   Statement No.
                                                   2-8430.

4.3.13        February 15, 1951                    Exh. (a) to
                                                   Form 8-K,
                                                   3/9/51.

4.3.14        March 1, 1952                        Exh. 4-C to
                                                   Post-Effective
                                                   Amendment No. 1,
                                                   3/12/52, to
                                                   Registration
                                                   Statement No.
                                                   2-9435.

4.3.15        February 16, 1953                    Exh. (a)-1 to
                                                   Form 8-K,
                                                   3/5/53.

4.3.16        May 15, 1953                         Exh. 4-C to
                                                   Post-Effective
                                                   Amendment No. 1,
                                                   5/26/53, to
                                                   Registration
                                                   Statement No.
                                                   2-10246.

4.3.17        March 15, 1954 and                   Exh. 4-B to
              March 15, 1955                       Registration
                                                   Statement No.
                                                   2-11627, 5/2/55.

4.3.18        May 16, 1955                         Exh. A to Form
                                                   8-K, 7/6/55.

4.3.19        March 15, 1956                       Exh. C to Form
                                                   10-K, 4/4/56.

4.3.20        June 1, 1956                         Exh. A to Form
                                                   8-K, 7/2/56.

4.3.21        April 1, 1957                        Exh. 4-B to
                                                   Registration
                                                   Statement No.
                                                   2-13884, 2/5/58.

4.3.22        May 1, 1958                          Exh. 2-B to
                                                   Registration
                                                   Statement No.
                                                   2-14518,
                                                   11/10/58.

4.3.23        December 1, 1958                     Exh. A to
                                                   Form 8-K,
                                                   1/2/59.

EXHIBIT NO.   DESCRIPTION OF EXHIBIT               REFERENCE*
-----------   ----------------------               ----------

4.3.24        May 1, 1959                          Exh. 4-B to
                                                   Amendment No. 1,
                                                   5/13/59, to
                                                   Registration
                                                   Statement No.
                                                   2-15027.

4.3.25        November 16, 1959                    Exh. A to
                                                   Form 8-K,
                                                   1/4/60.

4.3.26        May 2, 1960                          Exh. 2-B to
                                                   Registration
                                                   Statement No.
                                                   2-17286,
                                                   11/9/60.

4.3.27        December 1, 1960 and                 Exh. A-1 to
              April 3, 1961                        Form 10-K,
                                                   4/24/61.

4.3.28        May 1, 1962                          Exh. 2-B to
                                                   Registration
                                                   Statement No.
                                                   2-21037,
                                                   1/25/63.

4.3.29        February 15, 1963                    Exh. A to
                                                   Form 8-K,
                                                   3/4/63.

4.3.30        May 1, 1963                          Exh. 4-B to
                                                   Registration
                                                   Statement No.
                                                   2-21961,
                                                   12/19/63.

4.3.31        April 23, 1964                       Exh. 2-B to
                                                   Registration
                                                   Statement No.
                                                   2-22344,
                                                   4/24/64.

4.3.32        May 15, 1964                         Exh. A to Form
                                                   8-K, 6/2/64.

4.3.33        May 3, 1965                          Exh. 2-B to
                                                   Registration
                                                   Statement No.
                                                   2-24655,
                                                   8/16/66.

4.3.34        April 1, 1966                        Exh. A to Form
                                                   10-K, 4/21/66.

4.3.35        June 1, 1966                         Exh. 1 to Form
                                                   10-K, 4/11/67.

4.3.36        April 28, 1967                       Exh. 2-B to
                                                   Post-Effective
                                                   Amendment No. 1
                                                   to Registration
                                                   Statement No.
                                                   2-26356, 5/3/67.

4.3.37        May 1, 1967                          Exh. A to Form
                                                   8-K, 6/1/67.

4.3.38        July 3, 1967                         Exh. 2-B to
                                                   Registration
                                                   Statement No.
                                                   2-28080,
                                                   1/25/68.

4.3.39        February 15, 1968                    Exh. II-I to
                                                   Form 8-K,
                                                   3/7/68.

4.3.40        May 1, 1968                          Exh. 2-B to
                                                   Registration
                                                   Statement No.
                                                   2-31896,
                                                   2/28/69.

4.3.41        March 15, 1969                       Exh. A-2 to Form
                                                   8-K, 4/8/69.

EXHIBIT NO.   DESCRIPTION OF EXHIBIT               REFERENCE*
-----------   ----------------------               ----------

4.3.42        June 16, 1969                        Exh. 2-B to
                                                   Registration
                                                   Statement No.
                                                   2-36094,
                                                   1/27/70.

4.3.43        February 15, 1970                    Exh. A-2 to
                                                   Form 8-K,
                                                   3/9/70.

4.3.44        May 15, 1970                         Exh. 2-B to
                                                   Registration
                                                   Statement No.
                                                   2-38038,
                                                   7/27/70.

4.3.45        August 15, 1970                      Exh. 2-D to
                                                   Registration
                                                   Statement No.
                                                   2-38038,
                                                   7/27/70.

4.3.46        September 1, 1971                    Exh. 2-C to
                                                   Registration
                                                   Statement No.
                                                   2-45591, 9/1/72.

4.3.47        September 15, 1972                   Exh. 2-E to
                                                   Registration
                                                   Statement No.
                                                   2-45591, 9/1/72.

4.3.48        April 1, 1973                        Exh. A to Form
                                                   8-K, 5/9/73.

4.3.49        January 2, 1974                      Exh. 2-D to
                                                   Registration
                                                   Statement No.
                                                   2-49803,
                                                   12/5/73.

4.3.50        August 15, 1974                      Exhs. 2-G and
                                                   2-H to Amendment
                                                   No. 1 to
                                                   Registration
                                                   Statement No.
                                                   2-51698,
                                                   8/14/74.

4.3.51        June 15, 1977                        Exh. 4-A to Form
                                                   10-K, 3/19/81.

4.3.52        July 1, 1979                         Exh. 4-B to Form
                                                   10-K, 3/19/81.

4.3.53        June 16, 1981                        Exh. 4-A to Form
                                                   10-K, 3/19/82.

4.3.54        June 17, 1981                        Exh. 2 to
                                                   Amendment No. 1,
                                                   6/18/81, to Form
                                                   8-A.

4.3.55        December 1, 1981                     Exh. 4-C to
                                                   Form 10-K,
                                                   3/19/82.

4.3.56        August 1, 1982                       Exh. 4-C to
                                                   Amendment No. 1
                                                   to Registration
                                                   Statement No.
                                                   2-78731,
                                                   8/17/82.

4.3.57        October 1, 1982                      Exh. 4 to
                                                   Form 8-K,
                                                   11/8/82.

4.3.58        April 15, 1983                       Exh. 4 to Form
                                                   10-K, 3/23/84.

EXHIBIT NO.   DESCRIPTION OF EXHIBIT               REFERENCE*
-----------   ----------------------               ----------

4.3.59        November 1, 1985                     Exh. 2-B to
                                                   Form 8-A,
                                                   11/1/85.

4.3.60        March 1, 1986                        Exh. 4 to Form
                                                   10-K, 3/28/86.

4.3.61        November 1, 1986                     Exh. 2-B to
                                                   Form 8-A,
                                                   11/5/86.

4.3.62        March 1, 1987                        Exh. 2-B to Form
                                                   8-A, 3/27/87.

4.3.63        September 16, 1987                   Exh. 4-B to
                                                   Registration
                                                   Statement No.
                                                   33-18229,
                                                   10/30/87.

4.3.64        May 1, 1989                          Exh. 4-C to
                                                   Registration
                                                   Statement No.
                                                   33-29382,
                                                   6/16/89.

4.3.65        August 1, 1989                       Exh. 4 to Form
                                                   10-K, 3/28/90.

4.3.66        April 5, 1990                        Exh. 4-C to
                                                   Registration
                                                   Statement No.
                                                   33-36875,
                                                   9/24/90.

4.3.67        May 21, 1991                         Exh. 4 to Form
                                                   10-K, 3/27/92.

4.3.68        May 7, 1992                          Exh. 4-C to
                                                   Registration
                                                   Statement No.
                                                   33-48325,
                                                   6/2/92.

4.3.69        September 1, 1992                    Exh. 4 to
                                                   Form 10-K,
                                                   3/26/93.

4.3.70        November 1, 1992                     Exh. 4 to
                                                   Form 10-K,
                                                   3/26/93.

4.3.71        March 1, 1993                        Exh. 4 to Form
                                                   10-K, 3/26/93.

4.3.72        March 2, 1993                        Exh. 4 to Form
                                                   10-K, 3/26/93.

4.3.73        July 1, 1993                         Exh. 4.4 to
                                                   Registration
                                                   Statement No.
                                                   33-49973,
                                                   8/11/93.

4.3.74        August 20, 1993                      Exh. 4.4 to
                                                   Registration
                                                   Statement No.
                                                   33-50377,
                                                   9/23/93.

4.3.75        September 29, 1993                   Exh. 4 to
                                                   Form 10-K,
                                                   3/25/94.

4.3.76        September 30, 1993                   Exh. 4 to
                                                   Form 10-K,
                                                   3/25/94.

4.3.77        October 1, 1993                      Exh. 4 to
                                                   Form 10-K,
                                                   3/25/94.

4.3.78        February 10, 1994                    Exh. 4 to
                                                   Form 10-K,
                                                   3/25/94.

EXHIBIT NO.   DESCRIPTION OF EXHIBIT               REFERENCE*
-----------   ----------------------               ----------

4.3.79        February 11, 1994                    Exh. 4 to
                                                   Form 10-K,
                                                   3/25/94.

4.3.80        March 10, 1995                       Exh. 4.3 to
                                                   Registration
                                                   Statement No.
                                                   33-61379,
                                                   7/28/95.

4.3.81        September 6, 1995                    Exh. 4 to
                                                   Form 10-K,
                                                   4/1/96.

4.3.82        September 7, 1995                    Exh. 4 to
                                                   Form 10-K,
                                                   4/1/96.

4.3.83        October 2, 1997                      Exh. 4 to
                                                   Form 10-K,
                                                   3/26/98.

4.4           --Form of Supplemental Indenture     Filed herewith.
              between the Registrant and
              The Bank of New York, as successor
              Trustee, with respect to the Senior
              Note Mortgage Bonds

4.5           Form of Indenture, dated ________,   Filed herewith.
              1998, between the Registrant and
              The Bank of New York, as Indenture
              Trustee, with respect to the
              Senior Notes

4.6           --Form of Supplemental Indenture     Filed herewith.
              between the Registrant and The
              Bank of New York, as Indenture
              Trustee, with respect to the
              Senior Notes

5             --Opinion of William T. Torgerson    Filed herewith.

12            --Computation of Ratios              Exh. 12 to Form
                                                   10-Q, 8/11/98.

15            --Letter re Unaudited Financial      Filed herewith.
              Information

23.1          --Consent of                         Filed herewith.
              PricewaterhouseCoopers LLP

23.2          --Consent of William T. Torgerson    Contained in
                                                   Exhibit 5.

23.3          --Consent of Covington & Burling     Filed herewith.

24            --Power of Attorney                  Filed herewith.

EXHIBIT NO.   DESCRIPTION OF EXHIBIT               REFERENCE*
-----------   ----------------------               ----------

25.1          --Form T-1 Statement of              Filed herewith.
              Eligibility and Qualification
              under the Trust Indenture Act
              of 1939 of The Bank of New York,
              with respect to the Senior Note
              Mortgage Bonds

25.2          --Form T-1 Statement of              Filed herewith.
              Eligibility and Qualification
              under the Trust Indenture Act
              of 1939 of The Bank of New York,
              with respect to the Senior Notes

* The exhibits referred to in this column by specific designations and date have heretofore been filed with the Securities and Exchange Commission under such designations and are hereby incorporated herein by reference. The Forms 8-A, 8-K and 10-K referred to above were filed by the Company under the Commission's File No. 1-1072 and the Registration Statements referred to are registration statements of the Company.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i)     To include any prospectus required by
     Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the By-Laws of the registrant or Virginia or District of Columbia law, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on the 26th day of October, 1998.

                    POTOMAC ELECTRIC POWER COMPANY


                    By  John M. Derrick, Jr.*
                    ------------------------------------
                        (JOHN M. DERRICK, JR., PRESIDENT AND
                        CHIEF EXECUTIVE OFFICER)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

(i)      Principal Executive Officer:

John M.  Derrick, Jr.*  President, Chief Executive
-----------------------
(JOHN M.  DERRICK, JR.) Officer and Director         April 22, 1998


(ii)     Principal Financial Officer and
(iii)            Principal Accounting Officer:


D. R. Wraase*           Senior Vice President,
-----------------------
(DENNIS R. WRAASE)      Chief Financial Officer
                        and Director                 April 22, 1998

(iv) Directors:

Roger R.  Blunt, Sr.*   Director
-----------------------
(ROGER R.  BLUNT, SR.)                               April 22, 1998

Edmund B. Cronin, Jr.*  Director
-----------------------
(EDMUND B. CRONIN, JR.)                              April 22, 1998

Richard E. Marriott*    Director
-----------------------
(RICHARD E. MARRIOTT)                                April 22, 1998

David O. Maxwell*       Director
-----------------------
(DAVID O. MAXWELL)                                   April 22, 1998

Floretta D. McKenzie*   Director
-----------------------
(FLORETTA D. McKENZIE)                               April 22, 1998

Edward F. Mitchell*     Director
-----------------------
(EDWARD F. MITCHELL)                                 April 22, 1998

Peter F. O'Malley*      Director
-----------------------
(PETER F. O'MALLEY)                                  April 22, 1998


                        Director
-----------------------
(LOUIS A. SIMPSON)


A. Thomas Young*        Director
-----------------------
(A. THOMAS YOUNG)                                    April 22, 1998

*By: /s/ Ellen Sheriff Rogers
     ------------------------
    (ELLEN SHERIFF ROGERS,
       ATTORNEY-IN-FACT)